1(g)

                        SCUDDER INTERNATIONAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), has the authority to issue is hereby increased to six hundred million (600,000,000) shares, with a par value of one cent ($.01) per share, for an aggregate par value of six million dollars ($6,000,000.00).

          (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation had the authority to issue was five hundred million (500,000,000) shares with a par value of one cent ($.01) per share, for an aggregate par value of five million dollars ($5,000,000.00).

          (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is six hundred million (600,000,000) shares, with a par value of one cent ($.01) per share, for an aggregate par value of six million dollars ($6,000,000.00).

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as additional shares of capital stock of the class previously designated as the "International Fund."

          (a) Prior to such increase effected by these Articles Supplementary, one hundred million (100,000,000) shares of authorized capital stock of the Corporation were designated as the "International Fund."

          (b) Immediately after the increase effected by these Articles Supplementary, two hundred million (200,000,000) shares of authorized capital stock of the Corporation will be designated as the "International Fund."

     THIRD: The shares of authorized capital stock of the Corporation authorized prior to such increase were previously designated as the Emerging Markets Growth Fund, the International Fund, the Greater Europe Growth Fund, the Latin America Fund and the Pacific Opportunities Fund, each hereinafter referred to as a "Series." Each Series, except the International Fund, consists of one hundred million (100,000,000) shares, with a par value of one cent ($.01) per share, for an aggregate par value of one million dollars ($1,000,000.00). The International Fund, immediately after the increase effected by these Articles Supplementary, consists of two hundred million shares (200,000,000), with a par value of one cent ($.01) per share, for a par value of two million dollars ($2,000,000.00). The aggregate par value of all Series after the increase effected by these Articles Supplementary will be six million dollars ($6,000,000.00).

     FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any Series and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     FIFTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Charter of the Corporation and is not changed by the Articles Supplementary, except that the shares of authorized capital stock designated as the International Fund are being increased.

     SIXTH: The Board of Directors of the Corporation, acting at a duly called meeting held on December 2, 1996, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and its corporate seal to be hereunto affixed and verified by its Secretary, on the 12th day of December, 1996.

                                        SCUDDER INTERNATIONAL FUND, INC.



                                        By /s/Nicholas Bratt
                                           -------------------------------
                                            Nicholas Bratt
                                            President
SEAL



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



                                  Verification

     I, Thomas F. McDonough, Secretary of Scudder International Fund, Inc. (the "Corporation") do hereby verify that I have executed these Articles Supplementary and acknowledge the same to be my act; that adoption of these Articles Supplementary by the Corporation was a valid corporate act; that, to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects; and that this statement is made under the penalties for perjury.


                                           /s/Thomas F. McDonough
                                           --------------------------------
                                           Thomas F. McDonough
                                           Secretary

SEAL


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